Exhibit 99.1

For Immediate Release

NeurogesX, Inc. Stephen Ghiglieri (650) 508-2116	The Ruth Group Investors / Media Stephanie Carrington / Jason Rando (646) 536-7017 / 7025 scarrington@theruthgroup.com jrando@theruthgroup.com

NeurogesX Announces Positive Results from Second Phase 3 Clinical Trial in Postherpetic Neuralgia

Trial Meets Primary and All Secondary Endpoints

San Carlos, Calif., (September 4, 2007) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, today announced positive top-line results from its second pivotal study of NGX-4010, the Company’s dermal patch containing the TRPV1 agonist – synthetic capsaicin – in patients with postherpetic neuralgia (PHN). The study, a multi-center, double-blind, controlled Phase 3 trial, met its pre-specified primary endpoint: the reduction in pain from baseline to study weeks 2-8 (p=0.01). The study demonstrated a 32% reduction in pain from baseline from a single 60-minute application of NGX-4010 as compared to a 24% reduction in pain in the control group. Additionally, significant results were achieved for study weeks 2-12 (p<0.02), a secondary endpoint. All other secondary endpoints, including 30% and 50% responder analyses, were also met.

The study evaluated 416 patients enrolled at study sites in both the United States and Canada. Similar in design to the Company’s previous, successfully completed C116 Phase 3 trial, the C117 trial evaluated the effect of a single, 60-minute treatment with NGX-4010 compared to a control patch containing a low concentration of NGX-4010’s active ingredient. The treatment was administered by a study physician during an in-office procedure. After one hour, the patch was removed and the patient’s response to treatment was evaluated daily using an 11-point numeric pain rating scale during the subsequent 12-week study period.

The initial safety analysis of the clinical trial results was consistent with the safety profile observed in previous Phase 3 studies of NGX-4010.

Dr. Jeffrey Tobias, Chief Medical Officer, commented, “We believe that NGX-4010 has the potential to provide an important therapeutic alternative to patients suffering from postherpetic neuralgia, a frequent, yet difficult to manage, neuropathic pain condition that can affect up to one in five shingles patients. We believe that a significant unmet medical need exists in the treatment of PHN, and that the results from this trial mark a significant step in our goal of providing an effective, peripherally-acting treatment option for this patient population.”

Anthony DiTonno, Chief Executive Officer, said, “We believe that the results from this study are a significant validation of our efforts to develop our lead product candidate, NGX-4010, and for NeurogesX. These results represent a key milestone in our NGX-4010 development program. We feel that the consistency of both the magnitude and duration of effect of NGX-4010 is evidence of the potential benefits of this product candidate. With over 1,500 patients in our PHN and painful HIV-distal sensory polyneuropathy (HIV-DSP) clinical studies to date, we believe that we are building a significant body of evidence in support of a potential new drug application (NDA) filing in the second half of 2008.”

NGX-4010 is a dermal patch designed to manage peripheral neuropathic pain. This is the second of two successful Phase 3 clinical trials of NGX-4010 for PHN that the Company has completed in the past year. The previously completed Phase 3 trial also demonstrated that a single, 60-minute treatment with NGX-4010 applied directly to the site of pain may provide pain relief for up to 12 weeks.

In addition to being studied in PHN, NGX-4010 was also studied in a successful Phase 3 clinical trial in painful HIV-DSP and is currently being studied in a second Phase 3 trial for this indication which is currently in excess of 90% enrolled. Top-line results from this ongoing trial are expected in the first half of 2008. NGX-4010 has been granted orphan status and has received fast track designation from the U.S. Food and Drug Administration (FDA) for HIV-DSP.

Regulatory and Commercialization Plans for NGX-4010

NeurogesX remains on track to complete the filing of a marketing authorization application (MAA) in 2007 for European regulatory approval of NGX-4010, under the European Medicines Agency’s centralized filing procedure. The Company intends to seek approval in the European Union for a broad indication of peripheral neuropathic pain, which includes PHN, HIV-DSP and painful diabetic neuropathy (PDN), among others. The Company expects to submit an NDA with the FDA in the second half of 2008 for both PHN and HIV-DSP.

The Company has retained exclusive worldwide commercialization rights for NGX-4010 and intends to establish a focused specialty sales force in the United States to address its target market of pain centers and physicians who treat PHN and HIV-DSP. NeurogesX intends to enter into commercial partnerships for marketing and distribution outside the United States.

Conference Call and Webcast Information

A conference call to review the results of the C117 trial will begin at 11:30 a.m. EDT (8:30 a.m. PDT) on September 4, 2007, and will be hosted by Anthony DiTonno, President and Chief Executive Officer, and Stephen Ghiglieri, Chief Financial Officer.

The conference call dial-in numbers are 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning September 4, 2007 at 2:30 p.m. EDT (11:30 a.m. PDT) and ending on September 19, 2007. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 254382.

A live web cast of the call will also be available from the Investor Relations section on the Company’s web site at http://www.neurogesx.com. A web cast replay can be accessed on the Company’s web site beginning September 4, 2007, at approximately 2:30 p.m. The replay will remain available until September 19, 2007.

About NGX-4010

NGX-4010 is a non-narcotic, locally-acting analgesic formulated in a topical patch containing the TRPV1 agonist – synthetic capsaicin. Capsaicin is released from the patch and absorbed into the skin without significant absorption into the bloodstream. Accordingly, users of NGX-4010 may be able to avoid the systemic side effects of anti-convulsants, anti-depressants and opioids, including sedation and the potential for abuse and addiction associated with some of these drugs. NGX-4010 is administered in a physician’s office in a non-invasive process that involves pre-treating the painful area with a topical anesthetic followed by the application of the patch. In three Phase 3 clinical trials, NGX-4010 has been shown to provide a clinically meaningful reduction in peripheral neuropathic pain for up to 12 weeks.

About PHN and HIV-DSP

PHN is a painful condition affecting sensory nerve fibers. It is a complication of shingles, a second outbreak of the varicella-zoster virus, which initially causes chickenpox. Following an initial infection, some of the virus can remain dormant in nerve cells. Years later, age, illness, stress, medications or other factors that are not well understood can lead to reactivation of the virus. The rash and blisters associated with shingles usually heal within six weeks, but some people continue to experience pain for years thereafter. This pain is known as postherpetic neuralgia. PHN may occur in almost any area, but is especially common on the torso.

According to the Centers for Disease Control (CDC), there are approximately 1.0 million cases of shingles in the United States each year, and approximately one in five develop PHN. According to Jain BioPharma, in 2005 there were approximately 500,000 people in the United States living with PHN.

HIV-DSP is caused primarily by three factors: direct activation of cells known as sensory neurons by the HIV virus, the immune system’s fight against the infection, and the drugs administered to treat HIV. Painful HIV-DSP is characterized by significant pain in the feet and hands.

According to Frost & Sullivan, neuropathic pain affects approximately 15% of the HIV infected community. According to the CDC, in 2005 there were 956,000 people in the United States infected with HIV. There are currently no specific treatments approved in the United States or Europe for HIV-DSP.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including PHN, painful HIV-DSP and PDN. NeurogesX’s late stage product portfolio is led by product candidate NGX-4010, a topical patch designed to manage pain associated with peripheral neuropathic pain conditions, that the company believes offers significant advantages over other pain therapies. Three Phase 3 clinical trials with NGX-4010 have been completed and have met their primary endpoints, two in PHN and one in HIV-DSP.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements regarding NGX-4010 clinical trials, including the timing of completion of such trials; filings for regulatory approval in the United States and in the European Union and the timing of such filings as well as the scope of the indications that the Company is seeking approval for with respect to such filings; the potential markets for NGX-4010; the potential efficacy and benefits of NGX-4010; and NeurogesX’ plans to commercialize NGX-4010, including with respect to sales force plans and plans to enter into commercial partnerships. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, subsequent analysis of data from NeurogesX’ C117 trial may cause the results to be viewed less favorably as compared to NeurogesX’ initial analysis of such trial’s results; past results of clinical trials may not be indicative of future clinical trials results; NGX-4010 may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies and changing standards of care; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; NeurogesX’ ability to obtain additional financing; NeurogesX’ ability to obtain and maintain future commercial partnerships; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NGX-4010. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.